N-SAR Item 77Q(3) Exhibit
Because the electronic format
of filing Form N-SAR does not
provide adequate space for
responding to Items 72DD, 73A,
74U and 74V correctly,
the correct answers are as follows:


Evergreen Short-Intermediate Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		610,279		0.1591		3,741,351	5.09
Class B		61,947		0.1196		533,591		5.09
Class C		279,296		0.1196		2,529,709	5.09
Class I 	1,368,665	0.1690		5,351,380	5.09
Class IS	178,739		0.1566		966,760	5.09


Evergreen Adjustable Rate Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		6,369,704	0.2018		29,836,154	9.11
Class B		973,655		0.1341		5,752,461	9.11
Class C		5,349,907	0.1341		38,364,599	9.11
Class I		10,690,455	0.2244		42,701,180	9.11
Class IS	1,785,757	0.2018		8,553,319	9.11